Exhibit 99.2

Critical Metals - Announcement Video Script

[On-screen graphics] Tony Sage Critcal Metals Chairman

I’m Tony Sage, Chairman of Critical Metals, which is aiming to become Europe’s next producer of Lithium for the green energy transition.

[On-screen graphics] 18x more lithium

[On-screen Disclaimer] *European Commission report on the European Union required lithium estimates

The European Commission estimates that the European Union will require 18-times more lithium by 2030 than was consumed in the year 2020

[On-screen graphics] 800 gigawatt hours

With continental battery production in Europe expected to exceed 800 gigawatt-hours by 2030, Europe is on track to be wholly dependent upon imported lithium concentrates and chemicals

Complex shipping routes, and the supply chain crisis has shown us that we need local, dependable suppliers of basic materials and chemicals,

Yet the western world is entirely dependent upon a pan-Asian supply chain of lithium and battery materials.

Critical Metals is aiming to change that, and is focused on commissioning the Wolfsberg lithium mine in Austria

[On-screen graphics] 9.7 Million Tons

Wolfsberg is now a fully licensed mine with a JORC measured and indicated resource of 9.7 million tonnes and an estimated 20 year mine life

The single greatest benefit is the fully built underground mine that was developed by the Austrian Government in the 1980’s. This extensive underground complex of tunnels has allowed us to explore and develop our mine plan in a way that no other lithium miner has been capable of before.

Our piloting work has been done in partnership with leading technical consultancy and engineering company Dorfner Anzaplan.

[On-screen graphics] 6.1% Spodumene

Through this plant we were able process 300 tons of material studying it for our feasibility work, and consistently produce 6.1% spodumene concentrate as well as 99.6% grade lithium carbonate.

[On-screen graphics] 99.6% Lithium Carbonate

We anticipate delivery of the Definitive Feasibility Study for Wolfsberg by end of the first quarter 2023, in anticipation of a build decision being made shortly thereafter.

Europe is going to require millions of tons of lithium to achieve its 2050 net-zero goals

More than eight battery gigafactories are currently under construction in Europe, and Critical Metals is excited to be a part of this next step towards a green energy transition

About Critical Metals Corp.

At the closing of the proposed business combination announced on October 24, 2022 between European Lithium AT (Investments) Limited, a wholly owned subsidiary of European Lithium Ltd (ASX: EUR) and Sizzle Acquisition Corp. (Nasdaq: SZZL), Critical Metals is expected to be a leading lithium mining company. Critical Metals is expected to own the Wolfsberg Lithium Project, as well as a 20% interest in additional Austrian projects currently held by European Lithium Ltd. For more information, please visit https://criticalmetalscorp.com/.

About European Lithium Ltd

European Lithium is a mineral exploration and development company which owns the Wolfsberg Lithium Project located in Carinthia, 270 km south of Vienna, Austria, via its wholly owned Austrian subsidiary, ECM Lithium AT GmbH . European Lithium’s primary listing is on the Australian Securities Exchange (ASX: EUR) and it is also listed in Frankfurt (FRA: PF8) and USA (OTC-QB: EULIF). The Wolfsberg Lithium Project is strategically located in Central Europe with access to established road and rail infrastructure to distribute lithium products to the major lithium consuming countries of Europe. For more information, please visit https://europeanlithium.com/.

About Sizzle Acquisition Corp.

Sizzle is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Sizzle is led by Chairman and CEO Steve Salis and Vice Chairman Jamie Karson. In addition, Sizzle’s management team is comprised of: Nestor Nova and Daniel Lee; board directors, comprised of: Steve Salis, Jamie Karson, Carolyn Trabuco, Karen Kelley, David Perlin and Warren Thompson; and board advisors, comprised of: Rick Camac and Geovannie Concepcion. For more information, please visit https://sizzlespac.com/home/default.aspx.

Additional Information and Where to Find It

This presentation is provided for informational purposes only and contains information with respect to a proposed business combination (the “Proposed Business Combination”) among Sizzle, European Lithium, European Lithium AT (Investments) Limited (the “Company”), a company formed in the British Virgin Islands which is wholly owned by European Lithium, and certain other parties formed in connection with the transactions contemplated by the merger agreement (the “Merger Agreement”), including Critical Metals and Project Wolf Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Critical Metals. Subject to its terms and conditions, the Merger Agreement provides that Sizzle and the Company will become wholly owned subsidiaries of Critical Metals.

In connection with the Proposed Business Combination, Critical Metals intends to file a registration statement on Form F-4 with the Securities and Exchange Commission (“SEC”), which will include a proxy statement to be sent to Sizzle shareholders and a prospectus for the registration of Critical Metals securities in connection with the Proposed Business Combination (as amended from time to time, the “Registration Statement”). If and when the Registration Statement is declared effective by the SEC, the definitive proxy statement/prospectus and other relevant documents will be mailed to the shareholders of Sizzle as of the record date to be established for voting on the Proposed Business Combination and will contain important information about the Proposed Business Combination and related matters. Shareholders of Sizzle and other interested persons are advised to read, when available, these materials (including any amendments or supplements thereto) and any other relevant documents, because they will contain important information about Sizzle, Critical Metals, European Lithium and the Company and the Proposed Business Combination. Shareholders and other interested persons will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other relevant materials in connection with the Proposed Business Combination, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Sizzle Acquisition Corp., 4201 Georgia Avenue, NW, Washington, D.C. 20011, Attn: Steve Salis, Chief Executive Officer. The information contained on, or that may be accessed through, the websites referenced in this presentation in each case is not incorporated by reference into, and is not a part of, this presentation.

Participants in the Solicitation

This presentation is not a solicitation of a proxy from any investor or securityholder. Sizzle, European Lithium, Critical Metals and the Company and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Sizzle’s shareholders in connection with the Proposed Business Combination. Sizzle’s shareholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Sizzle in Sizzle’s Form 10-K, as amended, filed with the SEC on June 13, 2022. To the extent that holdings of Sizzle’s securities have changed since the amounts included in Sizzle’s Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Sizzle’s shareholders in connection with the Proposed Business Combination will be set forth in the proxy statement/prospectus for the Proposed Business Combination, accompanying the Registration Statement that Sizzle intends to file with the SEC. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Business Combination will likewise be included in that Registration Statement. You may obtain free copies of these documents as described above.

No Offer or Solicitation

This presentation is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Business Combination and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Cautionary Note Regarding Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Sizzle’s, Critical Metals’, European Lithium’s and/or the Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. No representations or warranties, express or implied are given in, or in respect of, this presentation. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

These forward-looking statements and factors that may cause actual results to differ materially from current expectations include, but are not limited to: the ability of the parties to complete the transactions contemplated by the Proposed Business Combination in a timely manner or at all; the risk that the Proposed Business Combination or other business combination may not be completed by Sizzle’s business combination deadline and the potential failure to obtain an extension of the business combination deadline; the outcome of any legal proceedings or government or regulatory action on inquiry that may be instituted against Sizzle, European Lithium, Critical Metals or the Company or others following the announcement of the Proposed Business Combination and any definitive agreements with respect thereto; the inability to satisfy the conditions to the consummation of the Proposed Business Combination, including the approval of the Proposed Business Combination by the shareholders of Sizzle; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the Proposed Business Combination; the ability to meet stock exchange listing standards following the consummation of the Proposed Business Combination; the effect of the announcement or pendency of the Proposed Business Combination on European Lithium’s, Sizzle’s and the Company’s business relationships, operating results, current plans and operations of European Lithium and the Company; the ability to recognize the anticipated benefits of the Proposed Business Combination, which may be affected by, among other things, competition, the ability of Critical Metals to grow and manage growth profitably; the possibility that Critical Metals, European Lithium, Sizzle and the Company may be adversely affected by other economic, business, and/or competitive factors; Critical Metals’, European Lithium’s and the Company’s estimates of expenses and profitability; expectations with respect to future operating and financial performance and growth, including the timing of the completion of the Proposed Business Combination; European Lithium’s, Sizzle’s and Critical Metals’ ability to execute on their business plans and strategy; those factors discussed in Sizzle’s Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors,” and other documents Sizzle has filed, or that Sizzle or Critical Metals will file, with the SEC; and other risks and uncertainties described from time to time in filings with the SEC.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by Sizzle and Critical Metals from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. There may be additional risks that neither Sizzle, Critical Metals, European Lithium and/or the Company presently know, or that Sizzle, Critical Metals, European Lithium and/or the Company currently believe are immaterial, that could cause actual results to differ from those contained in the forward-looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward-looking statements in this presentation. Neither Sizzle, European Lithium, Critical Metals nor the Company undertakes any obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date of filing of this presentation, except as required by applicable law.

Critical Metals Contacts:

Investors: IR@CriticalMetalsCorp.com

Media: PR@CriticalMetalsCorp.com

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